THIRD AMENDMENT TO
ASSET PURCHASE AGREEMENT
OF
PARK SLOPE MANAGEMENT ASSOCIATES, LLC

THIS THIRD AMENDMENT (“Amendment”) dated as of August 7, 2006, by and among PARK SLOPE MANAGEMENT ASSOCIATES, LLC, a New York limited liability company having its principal place of business at 6 Corporate Center Drive, Melville, New York (“Seller”), BASIC CARE NETWORKS (Park Slope), LLC, a New York limited liability company having its principal place of business at 4270 Promenade Way, Suite 226, Marina Del Rey, California 90292 (“Buyer”), and BASIC CARE NETWORKS, INC., a Delaware corporation having its principal place of business at 4270 Promenade Way, Suite 226, Marina Del Rey, California 90292 (“Parent”), of which Buyer is a wholly-owned subsidiary, is an amendment to that certain Asset Purchase Agreement dated November 18, 2005 by and among the Parent, Buyer and Seller (the “Agreement”).

1.  The parties mutually agree that Section 9(k) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(k)  Registration Statement Effective. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; provided, however, that in the event (i) the Registration Statement shall not have been filed with the SEC on or before March 15, 2006, or (ii) the Registration Statement shall not have been declared effective on or before October 16, 2006, the Seller shall have the right, in its sole discretion, to terminate this Agreement without cost or penalty.”

2.  Section 2 of the Agreement is hereby amended and restated to read in its entirety as follows:

“2.  Purchase Price. The purchase price for the Assets to be conveyed hereunder (the “Purchase Price”) shall consist of a total amount equal to the lesser of (i) $5,000,000 or (ii) an amount equal to four (4) times the Adjusted EBITDA of Seller (and the Buyer for the period after Closing, which will operate its business in good faith and shall not transfer the Assets during the Measuring Period, as such term is defined below) derived from the P.C. for the twelve (12) month period beginning October 1, 2005 and ending September 30, 2006 (the “Measuring Period”). For purposes of this Agreement, “Adjusted EBITDA” shall mean earnings before taxes, interest, depreciation and amortization, determined in accordance with GAAP on an accrual basis by the Buyer’s independent auditor, adjusted as follows:

a. neither the proceeds from nor any dividends or refunds with respect to, nor any increases in the cash surrender value of, any life insurance policy under which the Buyer or the P.C., is the named beneficiary or is otherwise entitled to recovery, shall be included as income, and the premium expense related to any such life insurance policy shall not be treated as an expense;

b. any extraordinary or unusual gains or losses and any gains or losses from the sale of any capital assets used by the Buyer or the P.C. or any subsidiary thereof in its operations during the applicable Measuring Period (as opposed to assets acquired in the ordinary course of the business of the Buyer, the P.C. and its subsidiaries for resale or other disposition) shall be excluded from income.

c.    The Purchase Price shall be paid by the Buyer to Seller as follows:

(i)
Seven hundred fifty thousand dollars ($750,000), payable in immediately available funds shall be paid at the Closing, and delivered, at Seller’s election, either by certified check(s) or wire transfer;

(ii)
an additional amount equal to the product of (y) two times the Adjusted EBITDA of the Seller for the period between January 1, 2006 and June 30, 2006, multiplied by (z) four, but not to exceed One million dollars ($1,000,000) in any event, shall be paid at the Closing and delivered, at Seller’s election, either by certified check(s) or wire transfer; and

(iii)
a secured promissory note substantially in the form attached as Exhibit A (“Promissory Note”) in the principal amount, in U.S. dollars, equal to the unpaid balance of the Purchase Price, which shall be issued by the Buyer to the Seller on or prior to November 30, 2006;

provided, however, that the Buyer may, at its election, at any time on or after July 31, 2006 and prior to November 30, 2007, pay (in cash or immediately available funds) any portion of the Purchase Price in an amount up to $1,000,000 (or a greater amount at Buyer’s election), without penalty, to Seller (each such payment, a “Prepayment”).

Upon issuance of the Promissory Note, (i) interest shall be deemed accrued at the simple rate of six percent (6%) per annum on any unpaid balance of the Purchase Price, appropriately adjusted for any Prepayment, from the date of the Closing to the date of issuance, and (ii) interest on unpaid principal under the Promissory Note shall accrue at the simple rate of six percent (6%) per annum from and after the date of issuance. Any and all accrued interest under the Promissory Note shall be due and payable six (6) months after the date of issuance of the Promissory Note, with the remainder of all outstanding accrued interest and principal under the Promissory Note due and payable thirteen (13) months after the date of issuance of said Promissory Note, but no later than December 31, 2007.

The Purchase Price for the Assets shall be allocated for federal, state, local and foreign tax purposes by each of Seller and Buyer among the Assets sold, transferred and assigned hereunder and the agreements contained herein below as set forth on Schedule 2 attached hereto.”

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in the manner legally binding upon them as of the date first above written.

BASIC CARE NETWORKS (Park Slope), LLC	PARK SLOPE MANAGEMENT ASSOCIATES, LLC, by SJB Ventures, Inc., a Member

By: /s/ Robert Goldsamt	By: /s/ Stuart Blumberg
Name: Robert Goldsamt Title: Chief Executive Officer	Name: Stuart Blumberg Title: Authorized Signatory

BASIC CARE NETWORKS, INC

By: /s/ Robert Goldsamt
Name: Robert Goldsamt Title: Chief Executive Officer